EXHIBIT 99.2

News From:	For Immediate Release

Kaydon Corporation	Global Engineered Solutions
KAYDON CORPORATION RAISES THIRD QUARTER DIVIDEND
Ann Arbor, MI — July 31, 2009
     Kaydon Corporation (NYSE:KDN) today announced that its Board of Directors declared a 5.9 percent increase in its regular quarterly dividend, to $.18 per share from $.17 per share. The dividend is payable on October 5, 2009 to shareholders of record as of the close of business on September 14, 2009. The indicated annual dividend rate will now be $.72 per share. This is the third consecutive year in which the Company has increased its quarterly dividend.
     James O’Leary, Chairman and Chief Executive Officer commented, “While current business conditions have no doubt been challenging, the Board of Directors of Kaydon shares management’s confidence in the fundamental strength of the Company’s businesses. Our businesses’ demonstrated cash generating ability, together with our fortress balance sheet, are reflected by this enhanced return to our shareholders.”
     Kaydon Corporation is a leading designer and manufacturer of custom-engineered, performance-critical products, supplying a broad and diverse group of alternative-energy, industrial, aerospace, medical and electronic equipment, and aftermarket customers.

Contact:	James O’Leary Chairman and Chief Executive Officer (734) 747-7025 ext. 2025
Peter C. DeChants Senior Vice President and Chief Financial Officer (734) 680-2009